United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

March 4, 2013

Date of Report

OAK RIDGE MICRO-ENERGY, INC.

(Exact name of Registrant as specified in its Charter)

Colorado	000-50032	94-3431032
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

3046 E. Brighton Place

Salt Lake City, Utah  84121

 (Address of Principal Executive Offices)

(801) 201-7635

(Registrant’s Telephone Number, including area code)

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2013, the Board of Directors elected Mark Meriwether as Vice President of Oak Ridge Micro-Energy, Inc., a Colorado corporation (the “Company”).  He will serve until his successor is elected and qualified at the next annual meeting of the Board of Directors or his prior resignation or termination.

Mr. Meriwether is 55 years of age.  He has been a director of Oak Ridge since 2001, and served as its President, Secretary and Treasurer from 2001 until October 8, 2012.  He was primarily responsible for the day to day operations of the Company, including overseeing its fund raising activities, its research and development of its thin-film battery technology and licensing discussions, among other duties.  For the past 22 years, he has also been involved in providing consulting services to public and private companies in the areas of corporate restructuring, reorganizations, mergers and funding, as an independent contractor.

Mr. Meriwether has no family relationship with any other director, executive officer or person nominated or chosen by the Company to become a director or an executive officer.

There will be no additional compensation paid to Mr. Meriwether for his service in the capacity of Vice President, other than his compensation from his two year Consulting Agreement executed and delivered to the Company on or about October 2, 2012, as discussed below.  Under the Consulting Agreement, Mr. Meriwether was to be paid $500,000, less all of the outstanding liabilities of the Company, amounting to approximately $190,579.31 on October 2, 2012, together with an additional $10,000 in liabilities for the acquisition and cancellation of the remaining outstanding common stock of the Company’s then 90% owned subsidiary, Oak Ridge Micro-Energy, Inc., a Nevada corporation (“Oak Ridge Nevada”), in which all of the Company’s thin-film battery technology is held.   In the event of any compromise of the estimated outstanding liabilities of the Company outstanding on October 2, 2012, Mr. Meriwether’s compensation would be directly affected, and he would receive any such compromised amount as part of his Consulting Agreement compensation.  Approximately $33,673.40 of these liabilities were either compromised or settled for less than the sum that was estimated to be due or the Company accepted Mr. Meriwether’s indemnification of part of these liabilities, and there were $2,000 in liabilities not anticipated that were also paid from funds deposited under the Share Purchase Agreement mentioned below, resulting in Mr. Meriwether receiving approximately $341,094.09 of direct compensation under the Consulting Agreement. On October 2, 2012, Mr. Meriwether was also paid $150,000 and issued 3,000,000 shares of the Company’s common stock, which were “restricted securities,” under a Termination of Employment Agreement.  Both of these agreements were executed in connection with the closing of a Share Purchase Agreement whereby the Company acquired Carbon Strategic Pte Ltd, a Singapore corporation (“Carbon Strategic”), and the funds were all paid by the sole stockholder of Carbon Strategic under the Share Purchase Agreement.  For additional information in respect of these agreements and the Share Purchase Agreement, see Exhibits 10.1 and 10.2 to our amended Current Report on Form 8-K dated October 2, 2012, and filed with the Securities and Exchange Commission on October 12, 2012, along with Item 2.01 therein.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

OAK RIDGE MICRO-ENERGY, INC.

Date:	March 5, 2013	By:	/s/ Jeffrey J. Flood
Jeffrey J. Flood
President, Chief Financial Officer, Controller, Secretary and Director